         As filed with the Securities and Exchange Commission on May 13, 1996

                                                     Registration No. 333-1150
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         ____________________________
                                   Form S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         PRE-EFFECTIVE AMENDMENT NO. 3

                         ____________________________

                       MEDICAL DEVICE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                 Utah                                         58-1475517
     (State or other jurisdiction                           (IRS Employer
     of incorporation or organization)                  Identification Number)

                      9171 Towne Centre Drive, Suite 355
                          San Diego, California 92122
                                 619/455-7127
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         ____________________________

             M. LEE HULSEBUS                            With copy to:
         Chief Executive Officer                   BRUCE J. RUSHALL, ESQ.
    9171 Towne Centre Drive, Suite 355               RUSHALL & McGEEVER
       San Diego, California 92122          2111 Palomar Airport Road, Suite 200
               619/455-7127                      Carlsbad, California 92009
   (Name, address, including zip code,                  619/438-6855
and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                                  Proposed
                                                                    Price Per Share                Maximum
                                               Amount                  Proposed                   Aggregate            Amount of
    Title of Each Class of                     being                    Maximum                    Offering           Registration
  Securities to be Registered                Registered                Offering                     Price                 Fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.15 per value..              3,182,175                  $0.60                    $1,909,305 /(1)/       $658 /(2)/
====================================================================================================================================

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
/(1)/ Estimated solely for the purposes of calculating the registration fee based on 3,182,175 shares of the Selling Shareholders at $0.60 per share (the average of the high and low sales price of common stock of the Company on the NASDAQ Small Cap market on February 2, 1996).
/(2)/  1/29 of 1% of the proposed Maximum Offering Price.

================================================================================

                       MEDICAL DEVICE TECHNOLOGIES, INC.

                             CROSS-REFERENCE SHEET

                            Pursuant to Item 501(b)

       Item Number and Caption                   Location or Heading
             in Form S-3                            in Prospectus
             -----------                            -------------
1.   Forepart of Registration                Facing Page of Registration
     Statement and Outside Front Cover       Statement; Cover Page of Prospectus.
     Page of Prospectus.

2.   Inside Front and Outside Back           Inside Front and Outside Back Cover
     Cover Pages of Prospectus.              Pages of Prospectus.

3.   Summary Information, Risk Factors       Prospectus Summary; The Company; Risk
     and Ratio of Earnings to Fixed          Factors.
     Charges.

4.   Use of Proceeds.                        Prospectus Summary.

5.   Determination of Offering Price.                     *

6.   Dilution.                                            *

7.   Selling Security Holders.               Cover Page; Selling Shareholders.

8.   Plan of Distribution.                   Cover Page; Plan of Distribution.

9.   Description of Securities to be         Incorporation of Certain Documents by
     Registered.                             Reference; Description of Capital
                                             Stock.

10.  Interests of Named Experts and                       *
     Counsel.

11.  Material Changes.                       The Company; Risk Factors;
                                             Description of Capital Stock.

12.  Incorporation of Certain                Incorporation of Certain Documents by
     Information by Reference.               Reference.

13.  Disclosure of Commission                             *
     Position on Indemnification for
     Securities Act Liabilities.

______________________________
* Omitted as not applicable.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED MAY ___, 1996
PROSPECTUS
                       MEDICAL DEVICE TECHNOLOGIES, INC.

          3,182,175 Shares of Common Stock, $0.15 Par Value Per Share

     This Prospectus relates to the offering of 3,182,175 shares of Common Stock, par value $0.15 per share (the "Common Stock"), of Medical Device Technologies, Inc., a Utah corporation (the "Company"), by certain selling shareholders of the Company ("Selling Shareholders"). See "SELLING SHAREHOLDERS". The shares of Common Stock registered hereunder are hereinafter referred to as the "Shares." The Selling Shareholders acquired their Shares from the Company as follows:

1. 1,482,175 Shares and warrants to purchase 518,750 Shares on or before August 31, 1997 at a price of $1.00 per Share, were issued to Selling Shareholders in a private placement offering completed in 1995. These securities were issued in units at a price of $50,000 per unit, each of which was comprised of 71,430 Shares and 25,000 warrants.

2. 687,500 Shares and warrants for the purchase of 137,500 Shares on or before the tenth day following the date of this Prospectus at a price of $0.60 per Share were issued to Selling Shareholders in a private placement offering of convertible notes and warrants completed in 1995. These securities were issued in units at a price of $50,000 per unit, each of which was comprised of a $50,000 principal amount note, convertible in to 12,500 Shares, and 25,000 Warrants. The convertible notes were converted into 687,500 Shares by the Selling Shareholders in December, 1995.

3. A Warrant to purchase 300,000 Shares on or before June 21, 1996 was issued to First Equity Group, Inc., on June 21, 1995 as partial compensation for public relations consultation services. This Warrant is exercisable as follows: 50,000 Shares at $1.00 per Share; 50,000 Shares at $1.25 per Share; 100,000 Shares at $1.50 per Share; and 100,000 Shares at $2.00 per Share.

4. A Warrant to purchase 56,250 Shares on or before August 31, 1997 at a price of $1.00 per Share was issued to Rater of North America, Inc. on April 30, 1995, as partial compensation for investment banking services.

     All of the Shares offered hereby may be offered from time to time by the Selling Shareholders. The Selling Shareholders, directly or through agents, dealers or underwriters, may offer and sell from time to time all or any part of the Securities held by each of them in amounts and on terms to be determined or at quoted prices then prevailing on the NASDAQ Small Cap market. To the extent required, the amounts of the Securities to be sold, purchase prices, public offering prices, names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in and accompanied by a Prospectus Supplement. See "PLAN OF DISTRIBUTION." Persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, (the "Act") may not publicly offer or sell their Securities except pursuant to an effective registration statement under the Act or pursuant to Rule 144 under such Act (without regard to the applicable holding period provided thereunder). The Company will not receive any of the proceeds from the sale of the Securities by the Selling Shareholders. The Company will pay all costs of the registration of the Securities. Such costs, fees and disbursements are estimated to be approximately $17,000.

PURCHASERS OF THE SECURITIES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" (PAGES 5-15).

     The Common Stock to be registered hereunder is listed for trading on the NASDAQ Small Cap/SM/ market under the symbol "MEDD."
                               ________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.
                               ________________

                This date of this Prospectus is May ___, 1996

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company in accordance with the Exchange Act can be inspected and copies made at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street NW, Washington, DC 20549.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

     No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the common stock issuable under the terms of this Prospectus, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

          1.   The Company's current Report on Form 8-K dated January 15, 1996.

          2.   The Company's current Report on Form 8-K dated January 31, 1996.

          3. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.


          4.   The Company's Report on Form 10-KSB/A dated May 2, 1996.


          5.   The Company's Report on Form 10-KSB/A No. 2 dated May 13 1996.
                                                                    ---

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of any or all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) will be provided without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request. Requests for such copies should be addressed to the Secretary of the Company at 9191 Towne Centre Drive, Suite 430, San Diego, California 92122, telephone number 619/455-7127.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

THE COMPANY
- -----------

     The Company, Medical Technologies, Inc., is in the business of the development and marketing of certain medical devices and related products. It is in the development stage and has patent or license rights to three (3) medical devices and their related products. See "THE COMPANY" and "RISK FACTORS" below.

     The Company's principal offices are located at 9171 Towne Centre Drive, Suite 355, San Diego, California 92122, telephone 619/455-7127.

THE OFFERING
- ------------

     Up to 3,182,175 shares are being offered pursuant to this Prospectus may be offered from time to time by the Selling Shareholders for their own account.

PLAN OF DISTRIBUTION
- --------------------

     The Selling Shareholders, directly or through agents or underwriters, may offer and sell from time to time all or any part of the Securities held by them in amounts and on terms to be determined or at quoted prices then prevailing on the NASDAQ Small Cap market. See "PLAN OF DISTRIBUTION" below.

RISK FACTORS
- ------------

     The Company has to date brought only one of its products (the PAS device) to market. However, the Company has only recently introduced its PAS device to market and the Company has yet to receive material revenues from the sale of any of its products, has not to date demonstrated the commercial practicality of any of its products, and has not established a market share for its products. Moreover, the Company has limited capital and liquidity and will require additional funds to complete the development and marketing of its CRS and ICP devices. Accordingly, an investment in the Company involves the following substantial risks:


     . The Company does not have funds to maintain its current levels of expenditures for operating and development activities.

     . The Company has an accumulated deficit and anticipated continuing losses for an indefinite period.

     . The Company has substantial debt, the payment of $1,650,000 of which is secured by liens on all of the Company's assets.

     . The Company has not demonstrated commercial feasibility of its products.

     . The Company has not achieved commercial sales or distribution of any of its products.

     . The Company has limited financial capability and will require substantial additional funds to complete the development and market introduction of its products.

     . Risks and uncertainties as to the development of the Company's products and their acceptance by their market.

     . The Company's business is subject to substantial government regulation.

                                  THE COMPANY

     The Company's business is the development and marketing of medical devices and related products. The Company currently has licensed the patent rights to three medical devices, the Personal Alarm System (the "PAS"), the Cell Retrieval System device (the "CRS"), and the Intracranial Pressure Instrument (the "ICP"). Please refer to the Company's 10-KSB Report for the year ended December 31, 1995 and the Company's Reports on Form 8-K dated January 15, 1996 and January 31, 1996 for additional information regarding the Company's business activities and products. The PAS device is currently being produced and marketed and the CRS and ICP devices are under development. The Company was incorporated on February 6, 1980. On April 18, 1995, the Company changed its name to "Medical Device Technologies, Inc." from "Cytoprobe Corporation."

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, DC 20549.

The Company's Common Stock is traded in the National Association of Securities Dealers Automated Quotation ("NASDAQ") under the symbol "MEDD."

     The Company's principal offices are located at 9171 Towne Centre Drive, Suite 355, San Diego, California 92122, telephone 619/455-7127.

                                 RISK FACTORS

     INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS.

     DEVELOPMENT STAGE COMPANY; HISTORY OF OPERATING LOSSES; ACCUMULATED
     -------------------------------------------------------------------
DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY; AUDITORS' GOING CONCERN.  The
- ---------------------------------------------------------------------

Company was exclusively engaged in oil and gas activities until June 1992, when it entered into its first license agreement and commenced its current operations in the medical device business. The Company subsequently entered into two additional licenses for medical devices and in April of 1994 discontinued entirely its oil and gas operations. The Company commenced the limited manufacture and marketing of its first medical device, the Personal Alarm System (the "PAS"), in January of 1996, although to date, the Company has not yet realized any significant sales of the PAS device. The Company is currently developing its other two medical devices, the Cell Recovery System (the "CRS") and the Intracranial Pressure Monitoring System (the "ICP"). Consequently, the Company is still a development stage company with respect to the medical device business. At December 31, 1995, partially as a result of its unsuccessful oil and gas activities, the Company had an accumulated deficit of approximately $12,507,661. The Company expects losses to continue until such time, if ever, as the Company's medical devices can successfully be brought to market and generate sufficient operating revenues. Although the Company has commenced marketing its first product, the PAS, it still needs to conduct substantial development activities, which include pre-marketing clinical testing of the CRS and substantial clinical testing and regulatory clearance with respect to the ICP. Although, on March 20, 1996, the Company received pre-market clearance from The Food and Drug Administration (the "FDA") for use of the CRS in the urology market, the Company will not commence marketing the CRS until the fourth quarter of 1996, after it completes pre-marketing clinical trials for this device. The ICP is still undergoing clinical trials solely with respect to the first generation ICP device that the Company intends to develop. It is currently anticipated that clinical trials for the second generation ICP will not begin until the end of 1996. The ongoing pre-market clinical testing for the CRS and the extensive clinical testing and regulatory clearance required for the ICP together with projected general and administrative expenses and projected marketing costs related to the PAS and the CRS, are expected to result in continuing losses until such time as the Company achieves significant sales from one or more of its products.

     The Company's ability to achieve profitability depends upon its ability to successfully market the PAS and develop and successfully market the CRS and ICP, of which there can be no assurance. In addition, the Company will continue to seek to license additional medical products for development and commercialization, although there can be no assurances that the Company will be able to identify any additional products that it deems suitable for development and commercialization, or that if it does identify such products that any of them will be successfully developed and commercialized. Further, the Company's independent auditor's report on the Company's financial statements for the year ended December 31, 1995 includes an explanatory paragraph that the Company's recurring losses from operations, negative working capital, and limited capital resources raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. See the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (the "1995 10-KSB").

     DEPENDENCE ON OFFERING PROCEEDS; NEED FOR ADDITIONAL FINANCING; POSSIBLE
     ------------------------------------------------------------------------
ISSUANCE OF SECURITIES; FUTURE DILUTION.  The Company's cash requirements will
- ---------------------------------------
be significant. The Company will depend on the proceeds from a proposed public offering of its equity securities to repay the $1,650,000 of principal indebtedness, plus interest, incurred by the Company in connection with a private placement that the Company completed in January 1996, and to implement its current business over the plan the first twelve (12) months after the completion of that proposed offering. There can be no assurances, however, that the Company will successfully complete the proposed offering or that, even if it is successfully completed, either prior to the expiration of such 12 month period or thereafter, the Company will not encounter unexpected costs and/or the Company will fail to generate sufficient revenues from sales such that the Company will be required to seek additional financing. The Company may also, however, encounter unexpected costs in connection with the implementation of its business plan and as a consequence, require additional financing to continue to effect its business plan. The Company has no current arrangements with respect to such additional financing and there can be no assurance that any such additional financing can be obtained on terms acceptable to the Company, or at all. Failure by the Company to obtain additional financing either from the proposed Offering or from another public or private offering of its securities, a strategic joint venture or partnership, or otherwise, would have a material adverse effect on the Company. Further, in the event that the Company obtains any additional financing, such financings will most likely have a dilutive effect on the holders of the Company's securities.

     UNCERTAINTY OF PRODUCT DEVELOPMENT; CORPORATE INEXPERIENCE.  Development of
     ----------------------------------------------------------
the Company's medical devices will be subject to all of the risks associated with new product development generally, including unanticipated delays, expenses, technical problems, or other difficulties that could result in abandonment or substantial change in the proposed commercialization of the Company's medical devices. Given the uncertainties inherent in new product development generally, and the Company's inexperience in the business of commercializing medical devices, there can be no assurances that the Company will be successful in developing its products. Investors should be aware of the potential problems, delays and difficulties often encountered by any inexperienced company. As a consequence, problems may arise that may be beyond the experience or control of management and accordingly, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by development stage companies in the establishment of a new business in a highly competitive and highly regulated industry. To date, the Company only recently commenced the marketing of one of its products, the PAS, and it is not currently possible to predict the demand and market acceptance for the PAS or any of the Company's other products. Accordingly, there can be no assurance that the Company's development and commercialization activities will be successful, that the Company will receive FDA clearance for any of its other products, or that any of the Company's devices will be commercially viable and successfully marketed, or that the Company will ever achieve significant levels of revenue or profits, if any.

     DEPENDENCE ON THIRD PARTY MANUFACTURING; LIMITED MARKETING CAPABILITIES.
     -----------------------------------------------------------------------
The Company has no manufacturing capabilities and, as a result, will rely in the foreseeable future on third parties to manufacture its products. The Company must be able to effect the manufacture of the PAS, and any other devices that it will seek to commercialize, in sufficient quantities, in compliance with regulatory requirements and at acceptable costs. Further, the Company and third-party manufacturers will need to comply with FDA and other regulatory requirements in connection with its manufacturing activities and facilities, including FDA Good Manufacturing Practice ("GMP") regulations. The Company entered into an agreement with a third-party manufacturer in January of 1996, effective as of December 15, 1995, for the manufacture of the PAS. Although this manufacturer satisfies the FDA's GMP regulations, in the event that the Company experiences substantial sales of its PAS device, of which there can be no assurance, the Company may have to identify other third party manufacturers in connection with additional manufacturing of the PAS as well as the anticipated manufacturing of the CRS and ICP devices. There can be no assurance that such other manufacturers can be identified on commercially acceptable terms, or at all, or that such other manufacturers, if identified, will be adequate for the Company's long-term needs, or that they can meet all relevant regulatory requirements. Moreover, there can be no assurance that the Company's manufacture of products on a limited scale basis means that the Company can effect the successful transition to commercial, large-scale production.
Finally, changes in methods of manufacture, including commercial scale-up, can, among other things, require the performance of new clinical studies under certain circumstances.

     The Company currently has a limited sales and marketing staff and does not presently intend to establish its own sales force. Thus, expenditures, management resources and time will be required to market any of the Company's products which may be approved for commercialization. The Company presently intends to form marketing alliances with independent distributors or corporate partners, as well as effect direct sales through regional managers. As a consequence, the Company's current marketing and sales strategy will substantially rely on unaffiliated third parties to effect the sales of its products. There can be no assurance that such a strategy will be successful and that the Company will not have to incur significant additional expenditures, which may include the employment of sales personnel, in order to successfully effect the sales of its products.

     NO ASSURANCE OF MARKET FOR PAS DEVICE; NEED FOR CERTAIN MINIMUM PAS SALES.
     -------------------------------------------------------------------------
Although the Company commenced the marketing of the PAS device in January 1996, to date the Company has not effected any significant sales of the PAS device. The Company currently believes that before the PAS will experience any significant sales that the Company will have to convince the medical community of the unreliability of infection control barriers such as latex surgical gloves, particularly in the absence of obvious breaches, punctures or tears of the gloves. In order for the PAS to be successful, the Company must demonstrate that fluid contact between health care professionals and patients occurs as a routine matter as a result of the saturation of latex surgical gloves even when such gloves have not been punctured or torn. The Company also needs to establish that when fluid contact does occur between health care professionals and patients as a result of saturated but otherwise non-damaged latex gloves, that pathogens (which are disease producing organisms) are transmitted between the health care professional and the patient, thus resulting in a health risk to both parties. There can be no assurance that the Company will be able to establish to the medical community the need for a device like the PAS and consequently, there can be no assurance that a market will develop for the PAS device. The failure of the Company to establish a market for the PAS device and effect significant sales of the PAS device would have a material adverse effect on the Company. Further, in the event that the Company does not effect certain minimum sales of the PAS device in 1996, the Company will require additional capital in order to sustain itself even if its proposed Offering is successfully completed.

     NO ASSURANCE OF MARKET FOR CRS DEVICE.  The Company received pre-market
     -------------------------------------

clearance for the CRS device with respect to urological procedures on March 20, 1996. Nevertheless, the Company will not commence marketing the CRS until the fourth quarter of 1996 so that the Company can complete pre-marketing clinical trials. The Company currently believes that before the CRS will experience any significant sales that the Company will have to establish to the medical community the device's efficacy to accurately detect bladder cancer, particularly as compared to current methods. As a consequence, the Company has commissioned four leading urologists and one pathologist to conduct pre-marketing clinical trials to establish the efficacy of the CRS device in detecting bladder cancer. There can be no assurance that the Company will be able to establish to the medical community that the CRS device is effective in detecting bladder cancer and consequently there can be no assurance that a market will develop for the CRS device relative to the detection of bladder cancer, which is the Company's initial application of the CRS device. Further, since the Company has not yet commenced adaptation of the CRS device for other procedures, there can be no assurance at this time that there will be a market for any other procedures, if any, for which the Company is successful in adapting the CRS device. The failure of the Company to establish a market for the CRS device and effect significant sales of the CRS device in the urology or any other field could have a material adverse effect on the Company.

     POTENTIAL FOR INCREASED ROYALTIES WITH RESPECT TO THE ICP DEVICE.  In
     ----------------------------------------------------------------
addition to the license agreements that the Company has entered into with respect to the ICP, the Company also entered into an agreement with respect to the ICP device on November 23, 1992 with Hampton Morgan Holdings, S.A., a Panamanian company ("Hampton Morgan"), which was controlled by a then substantial shareholder of the Company (the "Hampton Morgan agreement"). The Company had previously retained the consulting services of Hampton Morgan in June of 1992 in connection with the CRS device. The Hampton Morgan Agreement provided, among other things, for (i) a payment of 166,667 shares of Common Stock to Hampton Morgan as a finder of the ICP device, (ii) royalties to Hampton Morgan equal to 8% of gross sales of the ICP, and (iii) the issuance of 2,000,000 shares of Common stock to Hampton Morgan upon the Company achieving gross sales of $10,000,000 with respect to the ICP. The Company issued the 166,667 shares to Hampton Morgan as a finder in 1992, but the Company, on the advice of counsel, believes that the balance of the Hampton Morgan Agreement is not enforceable because Hampton Morgan has failed to make certain required payments to the Company under the Hampton Morgan Agreement. Consequently, the Company does not intend to pay the 8% royalty or 2,000,000 shares of Common Stock to Hampton Morgan. In the event that the Company is incorrect and has to pay some or all of the royalty payments and/or shares of Common Stock to Hampton Morgan under the Hampton Morgan Agreement, it would have a material adverse effect on the potential profitability of the ICP and could have a material effect on the Company as a whole.

     NO ASSURANCE OF IDENTIFICATION; ACQUISITION OR COMMERCIALIZATION OF
     -------------------------------------------------------------------
ADDITIONAL TECHNOLOGIES.  From time to time, if the Company's resources allow,
- -----------------------
the Company intends to explore the acquisition and subsequent development and commercialization of additional patented technologies in the medical device field. There can be no assurance, however, that the Company will be able to identify any additional technologies and, even if suitable technologies are identified, there can be no assurance that the Company will have sufficient funds to commercialize any such technologies or that any such technologies will ultimately be viable.

     GOVERNMENT REGULATIONS.  The Company's medical device products are subject
     ----------------------
to extensive government regulations in the United States and in other countries. In order to clinically test, produce, and market its devices, the Company must satisfy numerous mandatory procedures, regulations, and safety standards established by the FDA, and comparable state and foreign regulatory agencies. Typically, such standards require that the products be cleared by the government agency as safe and effective for their intended use prior to being marketed for human applications. The clearance process is expensive and time consuming. Other than with respect to the PAS, no assurance can be given that clearances will be granted for the sale of the Company's products or that the length of time for clearance will not be extensive, or that the cost of attempting to obtain any such clearances will not be prohibitive.

     The FDA employs a rigorous system of regulations and requirements governing the clearance processes for medical devices, requiring, among other things, the presentation of substantial evidence, in certain cases, based upon clinical studies, establishing the safety and efficacy of new medical devices. The principal methods by which FDA clearance is obtained are pre-market approval, which is for products that are not comparable to any other product in the market, or filing a pre-market notification under Section 510(k) of the Food, Drug and Cosmetics Act (a "510(k)") which is for products that are similar to products that have already received FDA clearance. Although both methods may require clinical testing of the products in question under an approved protocol, because PMA clearance relates to more unique products, the PMA procedure is more complex and time consuming. Applicants under the 510(k) procedure must prove that the products for which clearance is sought are substantially equivalent to products on the market prior to the Medical Device Amendments of 1976, or products approved thereafter pursuant to the 510(k) or PMA procedure. The review period for a 510(k) application is typically ninety (90) days from the date of filing the application, although there can be no assurance that the review period will not extend beyond such ninety (90) day period.

     Under the PMA procedure, the applicant is required to conduct substantial clinical testing to determine the safety, efficacy and potential hazards of the product. The review period under a PMA application is one hundred eighty (180) days from the date of filing, and the application is not automatically deemed cleared if not rejected during that period. The preparation of a PMA application is significantly more complex, expensive and time consuming than the 510(k) procedure. Further, the FDA can request additional information, which can prolong the clearance process.

     In order to conduct human clinical studies for any medical procedure proposed for the Company's products, the Company could also be required to obtain an Investigational Device Exemption ("IDE") from the FDA, which would further increase the time before potential FDA clearance. In order to obtain an IDE, the Company would be required to submit an application to the FDA, including a complete description of the product, and detailed medical protocols that would be used to evaluate the product. In the event an application were found to be in order, an IDE would ordinarily be granted promptly thereafter.

     The Company may be required to use the PMA process for either or both of the CRS or ICP devices, in order to be granted final FDA clearance. The clearance process can take from a minimum of six (6) months to several or more years, and there can be no assurance that FDA clearance will be granted for the commercial sale or for routine clinical use of either the CRS or the ICP.

     The FDA also imposes various requirements on manufacturers and sellers of medical devices under its jurisdiction, such as labeling, manufacturing practices, record keeping and reporting requirements. The FDA may also require post-market testing and surveillance programs to monitor a product's effect. There can be no assurance that the appropriate clearance from the FDA will be obtained, that the process to obtain such clearance will not be excessively expensive or lengthy, or that the Company will have sufficient funds to pursue such clearances. Moreover, failure to receive requisite clearance for the Company's products or processes would prevent the Company from commercializing its products as intended, and would have a menially adverse effect on the business of the Company.

     Even after regulatory clearance is obtained, any such clearance may include significant limitations on indicated uses. Further, regulatory clearances are subject to continued review, and later discovery of previously unknown problems may result in restrictions with respect to a particular product or manufacturer, including withdrawal of the product from the market, or sanctions or fines being imposed on the Company.

     Distribution of the Company's products in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company will be able to obtain the approvals necessary to market its medical devices outside of the United States.

     PATENTS AND INTELLECTUAL PROPERTY RIGHTS.  The Company has entered into an
     ----------------------------------------
exclusive license agreement with respect to each of the patents underlying the Company's first three products, the PAS, CRS and ICP devices. There can be no assurance, however, that such patents will provide the Company with significant protection from competitors. Patent protection relative to medical devices is generally uncertain, and involves complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims allowed in connection with the patent protection of medical devices. Accordingly, there can be no assurance that any patents licensed by the Company will afford protection against competitors with similar technologies. Finally, there can be no assurance that the Company will have the financial resources necessary to enforce its patent rights.

     Even though the Company has licensed patents, under the terms of the Company's license agreements, the Company is responsible for protecting such patents. Challenges may be instituted by third parties as to the validity, enforceability and infringement of the patents. Further, the cost of the litigation to defend any challenge to the Company's licensed patents or to uphold the validity and enforceability and prevent infringement of the Company's licensed patents can be substantial.

In the event that others are able to design around the Company's licensed patents, the Company's business could be materially and adversely affected.

     The Company may be required to obtain additional licenses from others to continue to refine, develop, manufacture, and market new products. There can be no assurance that the Company will be able to obtain any such license on commercially reasonable terms, or at all, or that the rights granted pursuant to any licenses will be valid and enforceable.

     Notwithstanding the Company's exclusive license with respect to the patents underlying the PAS, CRS and ICP, there can be no assurance that others will not independently develop similar technologies, or design around the patents. If others are able to design around the patents, the Company's business will be materially adversely affected. Further, the Company will have very limited, if any, protection of its proprietary rights in those jurisdictions where it has not effected any patent filings or where it fails to obtain patent protection despite filing therefor.

     Even though the two patents underlying the Company's three medical devices have been issued by the United States Patent and Trademark Office, challenges may be instituted by third parties as to the validity and enforceability of the patents. The Company is not presently aware of any challenges to the patents. Similarly, the Company may also have to institute legal actions in order to protect infringement of the patents by third parties. The Company is not presently aware of any such infringements. The costs of litigation or settlement in connection with the defense of any third party challenges relative to the validity and enforceability of its patents and/or to prevent any infringement of the patents by third parties, which pursuant to the license agreements with respect to the patents are the Company's responsibility, could be substantial. Moreover, in the event that the Company was unsuccessful in any such litigation, the Company could be materially adversely affected.

     In addition to relying on patent protection for its products, of which there is no assurance, the Company will also attempt to protect its products, processes and proprietary rights by relying on trade secret laws and non-disclosure and confidentiality agreements, as well as exclusive licensing arrangements with persons who have access to its proprietary materials or processes, or who have licensing or research arrangements exclusive to the Company. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such materials or processes, or that the Company's competitive position will not be adversely affected thereby. To the extent members of the Company's Scientific Advisory Board have consulting arrangements with, or are employed by, a competitor of the Company, such members might encounter certain conflicts of interest, and the Company could be materially adversely affected by the disclosure of the Company's confidential information by such advisors.

     COMPETITION; PRODUCT OBSOLESCENCE.  The medical device industry is
     ---------------------------------
intensely competitive, particularly in terms of price, quality and marketing. Most of the Company's competitors are better established and have substantially greater financial, marketing and other resources than the Company. Further, most of the Company's competitors have been in existence for a substantially longer period of time and may be better established in those markets where the Company intends to sell its devices. Although the Company is not presently aware of any competitor that commercially manufactures and sells any medical devices similar to those the Company presently intends to sell, the Company is aware that several technologies similar to the PAS are being developed and tested. Due to the Company's relative lack of experience, financial, marketing and other resources, even though it has received FDA clearance for the PAS, there can be no assurance that the Company will be able to market this device successfully, develop and market any of its other medical devices, or compete in the medical device industry in general.

     Moreover, competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish what the Company's medical devices are designed to accomplish in a superior and/or less expensive manner. As a consequence, such competing medical devices may render the Company's medical devices obsolete. There can be no assurance that, either prior to or after the Company has developed, commercialized and marketed any of its medical devices that such devices will not be rendered obsolete by competing medical devices.

     HEALTH CARE REFORM AND RELATED MEASURES; UNCERTAINTY OF PRODUCT PRICING AND
     ---------------------------------------------------------------------------
REIMBURSEMENT.  The levels of revenues and profitability of sales of medical
- --------------
devices may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. For example, in certain foreign markets, pricing or profitability of medical devices could be subject to government control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. Although the Company cannot predict what legislative reforms may be proposed or adopted or what actions federal, state or private payors for health care goods may take in response to any health care reform proposals or legislation, the existence and pendency of such proposals could have a material adverse effect on the Company in general.

     In both the United States and elsewhere, sales of medical products are dependent, in part, on the availability of reimbursement to the consumer from third party payors, such as governmental and private insurance plans. In addition, two of the Company's three products, the CRS and the ICP, also involve a medical procedure. As is the case with medical products, medical procedures are also dependent in part on the availability of reimbursement from third-party payors. There can be no assurance that any of the Company's products, or the procedures that accompany the CRS and ICP, will be reimbursable to the consumer in whole or in part. To the extent any or all of the Company's medical devices, and any accompanying medical procedures, are not reimbursable to the consumers by third-party payors, the Company's ability to sell its products on a competitive basis will be adversely affected, which could have a material adverse effect on the Company.

     DEPENDENCE ON KEY PERSONNEL.  The Company's success will depend to a large
     ---------------------------
extent upon its ability to retain Mr. M. Lee Hulsebus, its Chief Executive Officer and Chairman of the Board. The Company intends to obtain a term "key man life insurance policy" in the amount of $1,000,000 with respect to Mr. Hulsebus of which the Company will be the sole beneficiary in the event of his death. The loss or unavailability of the services of Mr. Hulsebus would have a material adverse effect on the business and operations of the Company.

     NEED FOR ADDITIONAL PERSONNEL.  In the event that the Company receives FDA
     -----------------------------
clearance for the CRS or ICP devices, or there is significant commercial demand for the PAS, the Company will need to hire additional administrative and sales and marketing personnel. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company will be able to hire and retain the additional personnel that it will require. Failure to do so could have a material adverse effect on the Company.

     CONTINUED NASDAQ SMALLCAP LISTING.  The Company's Common Stock is presently
     ---------------------------------
listed on the Nasdaq SmallCap Market. The National Association of Securities Dealers Automated Quotation System has established certain standards for the initial listing and continued listing of a security on the Nasdaq SmallCap Market. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000, capital and surplus of at least $1,000,000, a minimum bid price for the listed securities of $1.00 per share, and that the minimum market value of the "public float" be at least $1,000,000. The Company intends to continue to list its Common Stock on the Nasdaq SmallCap Market. However, there can be no assurance that the Company will continue to satisfy the minimum price per share or other standards required for the continued Nasdaq SmallCap Market listing of its Common Stock. If the Company's Common Stock were excluded from the Nasdaq SmallCap Market it would materially adversely affect the price and liquidity of the Common Stock and the Preferred Stock. In the event that the Company is unable to satisfy Nasdaq SmallCap Market's maintenance requirements, trading would be conducted in the "pink sheets" or the OTC's Electronic Bulletin Board. As a consequence, trading with respect to the Company's Common Stock would be subject to the so-called "penny stock" rules. Unless an exception is available, the penny stock rules require, among other things, the delivery to a prospective purchaser, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock rules and the risks associated therewith. If the Company's Common Stock was subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock in the public market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would materially adversely affect the market for such securities.

     VOLATILITY OF THE COMPANY'S COMMON STOCK PRICES.  The market price of the
     -----------------------------------------------
Company's Common Stock has experienced significant volatility. Various factors and events, including announcements by the Company or its competitors concerning patents, proprietary rights, technological innovations or new commercial products, as well as public concern about the safety of medical devices in general, may have a significant impact on the Company's business and the price of the Company's Common Stock.

     NO DIVIDENDS WITH RESPECT TO COMMON STOCK.  The Company has not paid any
     -----------------------------------------
cash dividends with respect to its Common Stock, and it is unlikely that the Company will pay any dividends on its Common Stock in the foreseeable future. The Company is not required to pay current dividends with respect to its currently outstanding Preferred Stock buy may be required to do so in the future. Earnings, if any, that the Company may realize will be retained in the business for further development and expansion.

     PRODUCT LIABILITY AND INSURANCE.  The Company's business could, in the
     -------------------------------
future, expose it to product liability claims for personal injury or death.
Such risks are inherent in the testing, manufacturing and marketing of its products and services. Although the Company recently obtained product liability insurance, there can be no assurance that such insurance will provide adequate coverage against potential liabilities or that it will be able to maintain or, if need be, increase such coverage.

     BROAD MANAGEMENT DISCRETION IN APPLICATION OF PROCEEDS.  A substantial
     ------------------------------------------------------
portion of the proceeds of this offering will be applied to working capital of the Company. The Company's management will therefore have broad discretion with respect to the application of the proceeds of this offering in order to accommodate changing circumstances.

     ANTI-TAKEOVER PROVISIONS; POISON PILL ISSUANCE OF OTHER PREFERRED STOCK;
     ------------------------------------------------------------------------
UTAH ANTI-TAKEOVER PROVISIONS.  The Company's Certificate of Incorporation and
- -----------------------------
By-Laws contain provisions that may make the acquisition of control of the Company by means of tender offer, over-the-counter market purchases, a proxy fight or otherwise, more difficult. This could prevent securityholders from realizing a premium on their securities of the Company. The Company also adopted a staggered Board of Directors at its most recent annual meeting of shareholders, which is a further impediment to a change in control.

     The Company has adopted a so-called "poison pill." Specifically, the Company's Articles of Incorporation contains provisions significantly increasing the cost to an unwanted party to acquire control of the company upon the acquisition by such unwanted suitor of 15% of the outstanding voting power of the Company.

     Also, the Board of Directors may issue one or more series of preferred stock without any action on the part of the shareholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of the Common Stock. The issuance of any such additional preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of additional preferred stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests. See "Description of Capital Stock".

     The Company is subject to the provisions of Sections 61-6-3 through 61-6-12 of the Utah Control Shares Acquisition Act, an anti-takeover statute. These provisions effectively provide that in the event a person acquires ownership or the power to effect, directly or indirectly, the exercise of the voting power of securities of a Utah corporation which, when added to all other securities of such Utah corporation owned by such person or in respect to which such person may exercise or direct the exercise of voting power, entitles such person to exercise or direct the exercise of the voting power of 1/5 or more of all voting power in the election of such Utah corporation's directors, then such person shall only be entitled to vote to the extent expressly agreed to by a resolution approved by the majority of the other shareholders of the corporation. Accordingly, potential acquirors of the Company may be discouraged from attempting to effect acquisitions of the Company's voting securities, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices.

     LITIGATION.  The Company is currently involved in a lawsuit that could have
     ----------
a material adverse effect on the Company.  Please see the Company's 1995 10-KSB.

     SHARES ELIGIBLE FOR FUTURE SALE.  There are presently 3,746,856 shares of
     -------------------------------
Common Stock that were issued and outstanding that are "restricted securities" as that term is defined by Rule 144 of the Securities Act. Of such shares, 3,182,175 shares of which are covered by this Prospectus and additional 212,966 of which are currently eligible for resale in compliance with Rule 144 of the Securities Act, of which 5,336 shares are owned by current officers and directors of the Company. Following the date of this Prospectus, 176,766 shares owned by current officers and directors of the Company will be eligible for resale.

                             SELLING SHAREHOLDERS

     All of the Securities offered hereby will be sold for the account of the Selling Shareholders. Information regarding the Selling Shareholders is set forth in the following table.

                                NUMBER OF SHARES OR         SHARES          SHARES OWNED
       REGISTERED OWNER           WARRANTS OWNED        OFFERED HEREBY     AFTER OFFERING
       ----------------           --------------        --------------     --------------
Don Arnwine                        43,750 Shares             37,500             12,500
                                  6,250 Warrants

John E. Brennan                    71,430 Shares             96,430               0
                                  25,000 Warrants

Marguerite C. Calvert              62,500 Shares             75,000               0
                                  12,500 Warrants

William Chang                      31,250 Shares             37,500               0
                                  6,250 Warrants

David Cooper                       35,715 Shares             48,215               0
                                  12,500 Warrants

James Cullen                       31,250 Shares             37,500               0
                                  6,250 Warrants

Randall E. Fischer                 35,715 Shares             48,215               0
                                  12,500 Warrants

Fundamental Growth Partners,       71,430 Shares             96,430               0
  Ltd.                            25,000 Warrants

                                NUMBER OF SHARES OR         SHARES          SHARES OWNED
       REGISTERED OWNER           WARRANTS OWNED        OFFERED HEREBY     AFTER OFFERING
       ----------------           --------------        --------------     --------------
(Cont'd.)

Robert R. Gerhart, Jr.            142,860 Shares            192,860               0
                                  50,000 Warrants

Gary and Kaythi Gieseke            17,858 Shares             24,180               0
                                   6,250 Warrants

Thomas E. Glasgow                 135,555 Shares            133,930             32,875
                                  31,250 Warrants

Edward C. Gomez                    71,430 Shares             96,430               0
                                  25,000 Warrants

Harold L. Housh                    31,250 Shares             37,500               0
                                   6,250 Warrants

Al Hulsebus                        62,500 Shares             75,000               0
                                  12,500 Warrants

Larry Hulsebus                     62,500 Shares             75,000               0
                                  12,500 Warrants

Andrew C. Katcher                  71,430 Shares             96,430               0
                                  25,000 Warrants

John W. Keck                       31,250 Shares             37,500               0
                                   6,250 Warrants

J. Harris Levy                     17,858 Shares             24,180               0
                                   6,250 Warrants

Virgil W. McDonald                571,440 Shares            771,440               0
                                 200,000 Warrants

Gerald E. and Janice K. Meltzer    35,715 Shares             48,215               0
                                  12,500 Warrants

Robert E. Meshel                   77,930 Shares             96,430              6,500
                                  25,000 Warrants

Esther Purjes                     125,000 Shares            150,000               0
                                  25,000 Warrants

                                NUMBER OF SHARES OR         SHARES          SHARES OWNED
       REGISTERED OWNER           WARRANTS OWNED        OFFERED HEREBY     AFTER OFFERING
       ----------------           --------------        --------------     --------------
(Cont'd.)

Stuart Ross                        62,500 Shares             75,000               0
                                  12,500 Warrants

David M. Schneider                 35,715 Shares             48,215               0
                                  12,500 Warrants

Noriyuki K. Shimoda                31,250 Shares             37,500               0
                                   6,250 Warrants

Isaac and Rebeca Sklar             17,858 Shares             24,108               0
                                   6,250 Warrants

Ruben Sklar                        17,858 Shares             24,108               0
                                   6,250 Warrants

Jon Solow                          17,858 Shares             24,108               0
                                   6,250 Warrants

Joseph P. Swick                   102,680 Shares            133,930               0
                                  31,250 Warrants

Donald D. Walker                   35,715 Shares             48,215               0
                                  12,250 Warrants

David Weiner                       62,500 Shares             75,000               0
                                  12,250 Warrants

First Equity Group, Inc.             -0- Shares             300,000               0
                                 300,000 Warrants

Rator of North America                -0- Shares             56,250               0
                                   56,250 Warrants

  ------------------               --------------         -----------      --------------

     Total:                           3,234,050           3,182,175             51,875

     All Securities covered by this Prospectus are sold by the Selling Shareholder, no Selling Shareholder would own one percent or more of the Company's outstanding Common Stock.

     Except as set forth below, none of the Selling Shareholders has any position, office or other material relationship with the Company (or had any such position, office or material relationship within the past three years), or will own greater than one percent of the Common Stock of the Company after this Offering. Mr. Thomas Glasgow and Mr. Don Arnwine, each of whom is a director of the Company, respectively, own 133,930 and 37,500 of the Selling Shareholders' Shares covered by this Prospectus. Neither Mr. Glasgow nor Mr. Arnwine have any present intention to sell or otherwise dispose of any of their Common Stock covered by this Prospectus. Mr. Robert E. Meshel, whose law firm, The Law Offices of Robert E. Meshel, serves as general counsel to the Company, owns 96,430 shares of the Selling Shareholders' shares covered by this Prospectus.

     The Selling Shareholders purchased or will have purchased their Shares as follows: (i) 1,482,175 Shares directly and another 518,750 Shares upon the exercise of warrants issued in a private placement offering of units of Common Stock and warrants completed in 1995; (ii) 687,500 shares upon the conversion of convertible notes in December, 1995 and 137,500 shares upon the exercise of warrants issued with such convertible notes in a private placement offering completed in 1995; and (iii) in the case of First Equity Group, Inc., and Rator of North America, a total of 356,250 Shares pursuant to the exercise of warrants issued to them in 1995.

                         DESCRIPTION OF CAPITAL STOCK

     The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation, as amended, (the "Charter") and its bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

GENERAL

     The Company is authorized to issue 100,000,000 shares of Common Stock, par value $0.15 per share, of which 8,645,099 shares were issued and outstanding as of January 29, 1996. The Company is also authorized to issue up to 10,000,000 shares of Preferred Stock, 247,500 of which are outstanding.

     The Transfer Agent of the Company's Common Stock is Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, Utah 84107.

COMMON STOCK

     All shares of the Common Stock sold pursuant to this Prospectus are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any series of Preferred Stock, holders of the Common Stock are entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. Holders of the Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company. All shares of Common Stock have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights. The Company does not currently pay and does not intend to pay any distributions or dividends on the Common Stock.

     Each outstanding share of Common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

PREFERRED STOCK

     As of the date of this Prospectus, the Company had outstanding 247,500 shares of Series I Preferred Stock. The Series I Preferred Stock has a liquidation preference over the Company's Common Stock and any classes of junior preferred stock of $5.00 per share. The Series I Preferred Stock will be converted into Common Stock and/or other equity securities of the Company under specified conditions.

                             PLAN OF DISTRIBUTION

     The plan of distribution of the Selling Shareholders and of the Company is set forth on the cover page of this Prospectus. The Selling Shareholders reserve the sole right to accept and, together with any agent of the Selling Shareholders, to reject in whole or in part any proposed purchase of the Securities. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions. The Selling Shareholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act. Certain of the Selling Shareholders may pledge or otherwise encumber shares covered by this Prospectus pursuant to agreements with lenders, and to the extent such shares subsequently become the property of such lenders pursuant to such agreements, such shares may be offered and sold from time to time by such lenders in the manner set forth above. The Company has agreed to indemnify certain of the Selling Shareholders and any underwriter (as defined in the Securities Act) for such Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     All of the securities to be issued upon the exercise of the Warrants are to be offered initially for the account of the Company. The Company will not pay any sales commissions or other seller's compensation in connection with the exercise of the Warrants. Securities issued upon the exercise of the Warrants will be freely transferrable by the holders thereof (subject to certain limitation upon ownership set forth in the Articles of Incorporation of the Company, as described herein), except for such Securities received by persons who may be deemed to be "affiliates" of the Company (within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act")). Persons who are deemed to be affiliates of the Company within the meaning of Rule 144 may not publicly offer or sell such Securities received upon exercise of the Warrants except pursuant to an effective registration statement under the Act or pursuant to Rule 144 under such Act (without regard to the applicable holding period provided thereunder).

     The holders of the Warrants are entitled to exercise the Warrants from time to time until their respective expiration dates for an aggregate of up to 1,012,500 shares of the Securities, representing approximately ten and eight-tenths percent (10.5%) of the outstanding Common Stock of the Company on a fully diluted basis at January 31, 1995. The Company has not been advised when or whether the holders of the Warrants intend to exercise their Warrants, or if they do so, whether they intend to sell their securities received as a result of such exercise.

                                    EXPERTS

     The financial statements of the Company included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994, as amended, and incorporated by reference in this Prospectus have been incorporated by reference in reliance upon the report of Robert Early & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of the Company included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, as amended by the Form 10-KSB/A dated May 2, 1996, as incorporated by reference in this Prospectus have been incorporated by reference in reliance upon the report of BDO Seidman, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. BDO Seidman, LLP's report includes an explanatory paragraph that the Company's recurring losses from operations, negative working capital and limited capital resources raise substantial doubt about the Company's ability to continue as a going concern.

                                 LEGAL MATTERS

     Certain legal matters regarding the Shares will be passed upon for the Company by Rushall & McGeever, Carlsbad, California.

================================================================================



     No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.


                         _____________________________


                               TABLE OF CONTENTS

                                                                Page
                                                                ----
AVAILABLE INFORMATION .........................................  -2-

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...............  -2-

PROSPECTUS SUMMARY ............................................  -3-

THE COMPANY ...................................................  -4-

RISK FACTORS ..................................................  -5-

SELLING SHAREHOLDERS .......................................... -15-

DESCRIPTION OF CAPITAL STOCK .................................. -18-

PLAN OF DISTRIBUTION .......................................... -19-

EXPERTS ....................................................... -20-

LEGAL MATTERS ................................................. -20-


================================================================================



                                MEDICAL DEVICE
                              TECHNOLOGIES, INC.



                               3,182,175 SHARES

                                 COMMON STOCK





                                   ________

                                  PROSPECTUS

                                   ________










                                 MAY ___, 1996



================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 1.        Other Expenses of Issuance and Distribution.
               -------------------------------------------

     The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

     Securities and Exchange Commission Registration Fee       $   835.00
     Accounting and Legal Fees and Expenses                     10,000.00
     Printing                                                    5,000.00
     Miscellaneous Expenses                                      2,000.00
                                                               ----------

     TOTAL                                                     $17,835.00

All of the above items except the registration fee are estimates.

Item 2.     Indemnification of Directors and Officers.
            -----------------------------------------

     Registrant's Articles of Incorporation and Bylaws and the Utah General Corporation Law provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

Item 3.     Exhibits.
            --------

     3.1 Articles of Incorporation of Gold Probe, Inc., a Utah corporation, filed February 6, 1980./(1)/

     3.2 Certificate of Amendment to the Articles of Incorporation of Gold Probe, Inc. filed January 27, 1982./(1)/

     3.3 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation dated October 26, 1986./(1)/

     3.4 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 2, 1990./(1)/

     3.5 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 17, 1992./(1)/

     3.6 Certificate of Amendment to the Articles of Incorporation of Cytoprobe Corporation filed May 18, 1995./(2)/

     3.7 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed December 14, 1995./(2)/

     3.8 Certificate of Amendment to Articles of Incorporation of Medical Device Technologies, Inc. filed January 17, 1996./(3)/

     3.9 Certificate of Amendment to Articles of Incorporation of Medical Device Technologies, Inc. filed January 19, 1996./(3)/

     3.10   Bylaws of the Company./(1)/

     4.1 Form of Warrant Agreement dated October 31, 1994 by and between the Company and the holders of the 1994 Unit Warrants for the purchase of 518,750 shares./(1)/

     4.2 Form of Warrant Agreement dated July 5, 1994 by and between the Company and the holders of the Convertible Note Warrants for the purchase of 137,500 shares./(1)/

     4.3    Form of Warrant Agreement with First Equity Group, Inc./(1)/

     4.4    Form of Warrant Agreement with Rator of North America./(1)/

     5.1    Opinion of Rushall & McGeever./(1)/

     11.0   Statement re. computation of per share earnings./(1)/

     24.1   Consent of Rushall & McGeever (included in Exhibit 5.1 hereto).

     24.2   Consent of Robert Early & Company.

     24.3   Consent of BDO Seidman, LLP.

     25.1 Powers of Attorney (included on page II-4 of Registration Statement on form S-3 filed February 7, 1996.)

- ----------------------------------
/(1)/ Previously filed with this Registration Statement

/(2)/ Incorporated by reference from Form 8-K Report dated January 15, 1996
      (File No. 0-12365).

/(3)/ Incorporated by reference from Form 8-K Report dated January 31, 1996
      (File No. 0-12365).


Item 1.     Undertakings.
            ------------

     A.     The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 10th day of May 1996.


                                         MEDICAL DEVICE TECHNOLOGIES, INC.

                                         By:  /s/ M. Lee Hulsebus
                                              -------------------
                                              M. Lee Hulsebus,
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Lee Hulsebus his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                               Title                         Date
- ---------                               -----                         ----
/s/ M. Lee Hulsebus                     Chairman of the Board,        May 10, 1996
- -------------------
M. Lee Hulsebus                         Chief Executive Officer,
                                        and President

/s/ Don Arnwine*                        Director                      May 10, 1996
- ----------------
Don Arnwine

/s/ Arthur Bradley*                     Director                      May 10, 1996
- -------------------
Dr. Arthur Bradley

/s/ Thomas Glasgow*                     Director                      May 10, 1996
- -------------------
Thomas Glasgow

/s/ Edward C. Hall                      Chief Financial Officer,      May 10, 1996
- ------------------                      Principal Accounting
Edward C. Hall                          Officer

*/s/ by M. Lee Hulsebus
His Attorney-in-Fact

                       MEDICAL DEVICE TECHNOLOGIES, INC.
                         PRE-EFFECTIVE AMENDMENT NO. 2
                                      TO
                      REGISTRATION STATEMENT ON FORM S-3





                                 EXHIBIT INDEX

EXHIBIT                 DESCRIPTION
- -------                 -----------
24.2                    Consent of Robert Early & Company

24.3                    Consent of BDO Seidman, LLP